Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital Reports 28% Revenue Growth in Second Quarter 2018; Board

of Directors Declares a 2-for-1 Stock Split

Record income achieved for a second consecutive quarter

PITTSBURGH, PA – July 25, 2018 - Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, announced today its financial results for the second quarter ended June 30, 2018 and, additionally, that its Board of Directors has declared a two-for-one stock split of its common stock.

Second Quarter 2018 Highlights:

•	Revenues increased 28% to a total of $44.9 million, compared to revenues of $35.1 million in the 2017 second quarter; sequentially, revenues increased by 4% over the first quarter of 2018

•	The Company’s data and analytics services segment, acquired on July 13, 2017, contributed $6.1 million of revenues during the quarter

•	Organic revenues in the Company’s IT staffing services segment increased by 11% compared to the second quarter of 2017 and sequentially increased by 6% over the first quarter of 2018

•	The number of billable consultants at June 30, 2018 in the Company’s IT staffing services segment grew by 6% during the quarter

•	GAAP diluted earnings per share were $0.51 versus $0.15 in the 2017 second quarter

•	Non-GAAP diluted earnings per share were $0.41 versus $0.23 in the 2017 second quarter

Board of Directors Declares Company Stock Split:

On July 24, 2018, the Company’s Board of Directors declared a two-for-one stock split of its common stock. The record date for the stock split is August 13, 2018. Shareholders of record as of the close of business on the record date will receive one new share of common stock of the Company for every share that they own on such date. The distribution of the new shares of common stock will be made on August 24, 2018. The Company expects its common stock to begin trading at the split-adjusted price on August 27, 2018.

Commenting on the Board’s decision, Vivek Gupta, Mastech Digital’s President and CEO stated, “This action reflects our confidence about the future and our objective of increasing the liquidity of our shares for shareholders and potential investors.”

Second Quarter Results:

Revenues for the second quarter of 2018 totaled $44.9 million, compared to $35.1 million during the corresponding quarter last year. Gross profit in the second quarter of 2018 was $10.9 million, compared to $7.1 million in the second quarter of 2017. GAAP net income for the second quarter of 2018 totaled $2.8 million or $0.51 per diluted share, compared to $696,000 or $0.15 per diluted share during the same period last year. Non-GAAP net income for the second quarter of 2018 was $2.3 million or $0.41 per diluted share, compared to $1.1 million or $0.23 per diluted share in the second quarter of 2017.

Activity levels continue to remain robust in our data and analytics business segment, and we continue to secure new assignments. The revenue growth for this segment, however, was impacted this quarter due to the inherent lumpiness in this project-based business. Demand for the Company’s IT staffing services also remained strong during the second quarter, and our billable consultant-base expanded by 65 consultants during the quarter. Additionally, gross margins in the IT staffing services segment increased by 120 basis points in the 2018 second quarter, when compared to the same period last year.

During the quarter, the contingent consideration liability related to the InfoTrellis acquisition was reduced by $9.1 million and contingent transaction fees were lowered by $140,000. These reductions were recorded after the Company determined that relevant conditions for the payment of such liabilities were unlikely to be fully satisfied. Additionally, the Company performed a quantitative impairment test related to the InfoTrellis acquisition as a result of the revaluation of contingent consideration. Based on the results of this testing, the Company recorded a $7.7 million impairment associated with the carrying amount of goodwill related to the InfoTrellis acquisition. The aggregate impact of these three items was a net reduction to selling, general and administrative expenses of $1.5 million during the second quarter of 2018.

“It feels good to report record earnings for the second consecutive quarter,” said Vivek Gupta, President and CEO, Mastech Digital. “While there was a bit of softness in our data and analytics segment due to certain project completions, our pipeline remains very strong. We continue to win important deals in this area that contribute to our digital transformation journey. Our IT staffing segment also continues to impress with significant increase in revenues, gross margins, and net income.”

Commenting on the Company’s financial position, Jack Cronin, Mastech Digital’s Chief Financial Officer, stated, “At June 30, 2018, we had bank debt, net of cash balances on hand, of $37.0 million and approximately $12.0 million of borrowing capacity available to us under our revolving credit line. Our accounts receivable balance remains of high quality; however, our Days Sales Outstanding measurement remained elevated at quarter-end as compared to our target range due to temporary inefficiencies related to the implementation of our new Cloud-based ERP platform.”

In conjunction with its second quarter earnings release, Mastech Digital will host a conference call at 9:00 A.M. ET on July 25, 2018 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastechdigital.com. Simply click on the Investors section and follow the links to the live webcast. The webcast will remain available for replay through August 1, 2018.

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics services; other digital transformation services that include Salesforce.com, SAP HANA, and Digital Learning services; and IT staffing services. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S., Canada and India. For more information, visit www.mastechdigital.com.

Use of Non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT and our July 2017 acquisition of the services division of InfoTrellis, Inc. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expense related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Acquisition-related transaction expenses: We incurred significant expenses in connection with our acquisition of InfoTrellis, Inc. which we would not have otherwise incurred in the periods presented as part of our continuing operations. These transaction expenses consisted of investment banking fees, legal expenses, audit charges related to our acquired companies and various advisor costs. In the 2018 period, we recorded a reduction in acquisition-related transaction expense due to a revised estimate of investment banking fees associated with contingent consideration payments. We believe that providing non-GAAP financial measures that exclude these expenses / credits allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Revaluation of contingent consideration liability: In connection with the InfoTrellis acquisition, the Company may be required to pay future consideration that is contingent upon the achievement of specific earnings before interest and tax objectives (“EBIT”). As of the acquisition date, the Company recorded a contingent consideration liability representing the estimated fair value of such contingent consideration that was expected to be paid. In the second quarter of 2018, this contingent consideration liability was revalued and reduced by $9.1 million after the Company determined that relevant conditions for the payment of such liability were unlikely to be fully satisfied. While it is probable that adjustments to the contingent consideration liability will occur in the future, we believe that providing non-GAAP financial measures that exclude this reduction to expense are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Goodwill impairment: The Company accounts for acquisitions in accordance with guidance found in ASC 805, Business Combinations. Accordingly, excess purchase price over the fair value of net tangible assets and identifiable intangible assets are recorded as goodwill. Goodwill is not amortized but is tested for impairment at least on an annual basis. If impairment is indicated, a write-down to fair value is recorded based on the excess of the carrying value of the asset over its fair market value. As a result of the revaluation of the contingent consideration liability related to the InfoTrellis acquisition, we performed a quantitative impairment test on June 30, 2018. Based on the results of this testing, the Company recorded a $7.7 million impairment associated with the carrying value of goodwill related to the InfoTrellis acquisition. While it is possible that goodwill impairment could occur in the future, we believe that providing non-GAAP financial measures that exclude impairment expense are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow,(ii) the expected benefits to Mastech Digital from completing the acquisition of the services division of InfoTrellis, Inc. and the PNC credit facility and the expected performance of Mastech Digital following completion of these transactions, and (iii) the consummation, effectiveness and completion of the Company’s planned two-for-one stock split and the timing thereof, including but not limited to, the record date and the distribution date. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2017.

# # #

For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digital, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$747	$2,478
Accounts receivable, net	35,405	30,662
Prepaid and other current assets	1,131	1,533

Total current assets	37,283	34,673
Equipment, enterprise software and leasehold improvements, net	2,202	1,899
Deferred income taxes	188	468
Non-current deposits	364	255
Goodwill	28,106	35,844
Intangible assets, net	24,084	25,465

Total assets	$92,227	$98,604

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,384	$4,003
Accounts payable	3,561	5,028
Accrued payroll and related costs	9,129	8,969
Other accrued liabilities	2,162	2,109

Total current liabilities	19,236	20,109

Long-term liabilities:
Long-term debt, less current portion, net	33,382	34,149
Contingent consideration liability	8,019	17,125
Long-term accrued income taxes	68	68

Total liabilities	60,705	71,451
Shareholders’ equity:
Common stock, par value $0.01 per share	63	63
Additional paid-in capital	20,531	20,304
Retained earnings	15,120	10,923
Accumulated other comprehensive income (loss)	(18)	17
Treasury stock, at cost	(4,174)	(4,154)

Total shareholders’ equity	31,522	27,153

Total liabilities and shareholders’ equity	$92,227	$98,604

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2018	2017	2018	2017
Revenues	$44,894	$35,086	$88,227	$68,186
Cost of revenues	34,002	28,009	67,074	54,900

Gross profit	10,892	7,077	21,153	13,286
Selling, general and administrative expenses	6,435	6,095	14,258	11,901

Income from operations	4,457	982	6,895	1,385
Other income/(expense), net	(607)	(106)	(1,119)	(187)

Income before income taxes	3,850	876	5,776	1,198
Income tax expense	1,033	180	1,579	301

Net income	$2,817	$696	$4,197	$897

Earnings per share:
Basic	$0.52	$0.15	$0.77	$0.20
Diluted	$0.51	$0.15	$0.76	$0.20

Weighted average common shares outstanding:
Basic	5,463	4,536	5,462	4,517

Diluted	5,571	4,576	5,553	4,563

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2018	2017	2018	2017
GAAP Net Income	$2,817	$696	$4,197	$897

Adjustments:
Amortization of acquired intangible assets	689	204	1,382	407
Stock-based compensation	120	108	225	215
Acquisition transaction expenses	(140)	265	(140)	265
Goodwill impairment	7,738	—	7,738	—
Revaluation of contingent consideration liability	(9,106)	—	(9,106)	—
Income taxes adjustments	187	(220)	(27)	(337)

Non-GAAP Net Income	$2,305	$1,053	$4,269	$1,447

GAAP Diluted Earnings Per Share	$0.51	$0.15	$0.76	$0.20

Non-GAAP Diluted Earnings Per Share	$0.41	$0.23	$0.77	$0.32

Weighted average common shares outstanding:

GAAP Diluted Shares	5,571	4,576	5,553	4,563

Non-GAAP Diluted Shares	5,571	4,576	5,553	4,563

MASTECH DIGITAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in thousands)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2018	2017	2018	2017
Revenues:
IT staffing services	$38,811	$35,086	$75,572	$68,186
Data and analytics services	6,083	—	12,655	—

Total revenues	$44,894	$35,086	$88,227	$68,186

Gross Margin %:
IT staffing services	21.4%	20.2%	20.7%	19.5%
Data and analytics services	42.2%	—	43.3%	—

Total gross margin %	24.3%	20.2%	24.0%	19.5%

Segment Operating Income:
IT staffing services	$2,227	$1,451	$3,583	$2,057
Data and analytics services	1,411	—	3,186	—

Subtotal	3,638	1,451	6,769	2,057

Acquisition transaction expenses	140	(265)	140	(265)
Amortization of acquired intangible assets	(689)	(204)	(1,382)	(407)
Goodwill impairment	(7,738)		(7,738)
Revaluation of contingent consideration liability	9,106		9,106
Interest expense and other, net	(607)	(106)	(1,119)	(187)

Income before income taxes	$3,850	$876	$5,776	$1,198